UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2021

HILLENBRAND, INC.

(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, without par value	HI	New York Stock Exchange

Indicate by the check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Pursuant to Instruction 2 to Item 5.02 of Form 8-K, Hillenbrand, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on June 2, 2021 (the “Original Report”) to provide the information set forth herein (which was not determined or available at the time of the Original Report) regarding the appointment of Kimberly K. Ryan as the Company’s President and CEO, and as a member of the Company’s Board of Directors (“Board”), which the Board has determined shall be effective December 30, 2021.

Except as expressly set forth herein, this amendment does not amend the Original Report in any way and does not modify or update any other disclosures contained in the Original Report. This amendment supplements the Original Report and should be read in conjunction with the Original Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2021, the Company announced the Board’s decision to appoint Kimberly K. Ryan to succeed Joe A. Raver as the Company’s President and CEO, and as a member of the Board. The Board has determined that such appointment shall be effective December 30, 2021, when Mr. Raver retires from those positions.

On December 2, 2021, the Board approved a new employment agreement and new change in control agreement with Ms. Ryan. Effective December 30, 2021, the new agreements will replace Ms. Ryan’s existing employment agreement and change in control agreement.

Ms. Ryan’s new employment agreement provides a compensation package that includes an annual base salary of $825,000 and an annual bonus target at 110% of base salary. Payout of the bonus is contingent upon achievement of certain performance goals pursuant to the Company’s short-term incentive compensation (“STIC”) plan. Ms. Ryan will also be eligible to participate in the Company’s annual equity-based awards under its long-term incentive compensation plan.

The employment agreement contains other terms and conditions commonly found in executive employment agreements, including termination, severance and non-competition provisions. Ms. Ryan will also be eligible to participate in the benefit plans provided to the Company’s executive officers generally, as well as other benefits commonly found in executive employment agreements and substantially similar to Mr. Raver’s. Ms. Ryan will not receive any additional compensation with respect to her service as a member of the Board.

Ms. Ryan’s new change in control agreement is substantially identical to Mr. Raver’s existing agreement and provides for certain rights and benefits in the event of Ms. Ryan’s termination in connection with a change in control of the Company (a “double-trigger”), including: severance equal to three times her base salary and three times her target STIC; continued health and medical insurance for three years; a lump sum payment equal to her respective pro rata current year STIC award, assuming the greater of target or actual STIC achievement in that year; and immediate vesting of her then-outstanding stock options and equity awards, assuming (where applicable) (1) the greater of target or actual achievement of the relevant performance goals for such awards made pursuant to the Company’s Amended and Restated Stock Incentive Plan, and (2) target achievement of the relevant performance goals for such awards made prior thereto. These rights and benefits are subject to certain customary non-competition obligations and are contingent upon the execution of a release. In addition, the rights and benefits provided in the change in control agreement are not subject to tax gross-ups.

Each of the foregoing descriptions of Ms. Ryan’s employment agreement and change in control agreement, respectively, does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the current quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2021	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
	Name:	Nicholas R. Farrell
	Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer